EXHIBIT 10.42

IRON MOUNTAIN INCORPORATED
Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan
Stock Option Agreement
This Stock Option Agreement and the associated grant award information (the “Customizing Information”), which Customizing Information is provided in written form or is available in electronic form from the record keeper for the Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan, as amended and in effect from time to time (the “Plan”), made as of the date shown as the “Grant Date” in the Customizing Information (the “Grant Date”) by and between Iron Mountain Incorporated, a Delaware corporation (the “Company”), and the individual identified in the Customizing Information (the “Participant”). This instrument and the Customizing Information are collectively referred to as the “Option Agreement.”
WITNESSETH THAT:
WHEREAS, the Company has instituted the Plan; and
WHEREAS, the Compensation Committee (the “Committee”) has authorized the grant of a stock option (the “Option”) upon the terms and conditions set forth below and pursuant to the Plan, a copy of which is incorporated herein; and
WHEREAS, the Participant acknowledges that the Participant has carefully read this Option Agreement and agrees, as provided in Section 17(a) below, that the terms and conditions of the Option Agreement reflect the entire understanding between the Participant and the Company regarding this stock option (and the Participant has not relied upon any statement or promise other than the terms and conditions of the Option Agreement with respect to this stock option);
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Participant agree as follows. For purposes of this Option Agreement, to the extent the Participant is not employed by the Company, “Employer” shall mean the subsidiary of the Company that employs or has otherwise engaged the Participant to perform services on its behalf.
1. Grant. Subject to the terms of the Plan and this Option Agreement, the Company hereby grants to the Participant an Option to purchase from the Company the amount of Common Stock (“Stock”) shown in the Customizing Information under “Shares Granted.” If so provided in the “Grant Type” shown in the Customizing Information, this Option is intended to constitute for United States income tax purposes an Incentive Stock Option and to qualify for special United States federal income tax treatment under Section 422 of the Code and upon exercise, the maximum number of shares that can be treated as Incentive Stock Options shall be so treated, and the remainder shall be treated as Nonstatutory Stock Options.
Version 6 – Stock Option Award Agreement 2/4/2025

2. Grant Price. This Option may be exercised at the “Grant Price” per share shown in the Customizing Information, subject to adjustment as provided herein and in the Plan.
3. Term and Exercisability of Option. This Option shall expire at 4:00 p.m. Eastern Time on the “Expiration Date” shown in the Customizing Information, unless the Option expires earlier pursuant to this Section 3 or any provision of the Plan. At any time before its expiration, this Option may be exercised to the extent vested, as shown in the Customizing Information, provided that:
(a)    at the time of exercise, the Participant is not in violation of any confidentiality, inventions, non-solicitation and/or non-competition agreement with the Company (to the extent such agreement is permitted under applicable law);
(b)    the Participant’s employment, contractual or other service relationship with the Company or a subsidiary of the Company (“Relationship”) must be in effect on a given date in order for any scheduled increment in vesting, as set forth in the “Vesting Schedule” shown in the Customizing Information, to become effective, except as provided in Section 3(c) below;
(c)    if the Participant’s Relationship terminates on account of Retirement (as defined below) on or after the sixth (6th) month anniversary of the Grant Date, the Option shall continue to vest on the schedule shown in the Customizing Information, provided the Participant continues to comply with any confidentiality, inventions, non-solicitation and/or non-competition agreement with the Company, to the extent such agreement is permitted under applicable law. Notwithstanding any other provision in this Option Agreement, Retirement-eligible employees are entitled to Retirement treatment even if separated as a result of the death or disability of the Participant;
(d)    this Option may not be exercised after the sixtieth (60th) day following the date of termination of the Relationship, except that (i) if the Relationship terminates by reason of the Participant’s death or total and permanent disability (as determined by the Board on the basis of medical advice satisfactory to it), the entire remaining Option shall become fully vested and the unexercised portion of the Option shall remain exercisable thereafter for one (1) year and (ii) if the Relationship terminates on account of the Participant’s Retirement on or after the sixth (6th) month anniversary of the Grant Date, the unexercised portion of the Option that is vested or becomes vested pursuant to Section 3(c) above shall remain exercisable thereafter until the Option Expiration Date as detailed in the Customizing Information; and
(e)    in the event the Relationship is terminated for any reason (whether voluntary or involuntary), (i) the Participant’s right to vest in the Option will, except as provided in Section 9(c) of the Plan or otherwise explicitly in Sections 3(c) and 3(d) or as provided by the Committee, terminate as of the date of termination of the Relationship (and such right shall not be extended by any notice period mandated under local law), (ii) the Participant’s continuing right (if any) to exercise the Option after termination of the Relationship will be measured from the date of termination of the Relationship (and such right will not be extended by any notice period mandated under local law) and (iii) the Committee shall have the exclusive discretion to determine when the Relationship has terminated for purposes of this Option (including determining when the Participant is no longer considered to be providing active service while on a leave of absence).
“Retirement” means termination of the Participant’s Relationship after the Participant has attained age fifty-five (55), has at least five (5) Years of Credited Service and has a combined age and Years of Credited Service of at least sixty-five (65). “Years of Credited Service” shall mean the Participant’s years of total adjusted service with the Company, calculated from the Participant’s initial hire date with the Company (or any predecessor business acquired by the Company) and without regard to any lapses in active employment while employed by the Company, such as approved leaves of absences.
It is the Participant’s responsibility to be aware of the date that the Option expires.
4. Method of Exercise. Prior to its expiration and to the extent that the right to purchase shares of Stock has vested hereunder, this Option may be exercised in whole or in part from time to time by notice provided in a manner consistent with the requirements of Section 5(e) of the Plan, accompanied by payment in full of the Grant Price by means of payment acceptable to the Company in accordance with Section 5(f) of the Plan.
As soon as practicable after its receipt of notice, the Company shall, without transfer or issue tax to the Participant (or other person entitled to exercise this Option), (i) deliver to the Participant (or other person entitled to exercise this Option), at the principal executive offices of the Company or such other place as shall be mutually acceptable, a stock certificate or certificates for such shares out of theretofore authorized but unissued shares or treasury shares of its Stock as the Company may elect or (ii) issue shares of its Stock in book entry form; provided, however, that the time of delivery or issuance may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable requirements of law; and provided, further, that any shares delivered or issued shall remain subject to any applicable securities law or trading restrictions imposed pursuant to the terms of this Option Agreement and the Plan.
If the Participant (or other person entitled to exercise this Option) fails to pay for and accept delivery of all of the shares specified in the notice upon tender of delivery thereof, his or her right to exercise this Option with respect to such shares not paid for may be terminated by the Company.
5. Responsibility for Taxes.
(a)The Participant acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax (including federal, state, local and non-US tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company in its discretion to be an appropriate charge to the Participant even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld, if any by the Company and/or the Employer. The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option or the Underlying Shares, including, but not limited to, the grant, vesting or exercise of the Option, and the subsequent sale of Underlying Shares acquired pursuant to such exercise; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate the Participant’s liability for Tax-Related Items or to achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)If the Participant’s country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Participant hereby agrees, as a condition to any exercise of this Option, to provide to the Company and/or the Employer, as applicable, an amount sufficient to satisfy withholding obligations for Tax-Related Items, if any, by (a) authorizing the Company and/or the Employer, as applicable, to withhold the Tax-Related Items from the Participant’s cash compensation or (b) remitting the Tax-Related Items to the Company (or the Employer, as applicable) in cash; provided, however, that to the extent that the payment for Tax-Related Items is not provided by one or a combination of such methods, the Company or the Employer may, at its election withhold from the Stock that would otherwise be delivered upon exercise of this Option that number of shares having a Fair Market Value on the date of exercise sufficient to eliminate any deficiency in the Tax-Related items. By accepting the Option, the Participant expressly consents to the withholding methods for Tax-Related Items as provided hereunder and/or any other methods of withholding that the Company or the Employer may take and are permitted under the Plan to meet the withholding and/or other requirements as provided under applicable laws, rules and regulations. All Tax-Related Items related to the Option shall be the sole responsibility of the Participant.
(c)The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other withholding rates, including up to the maximum rate applicable in the Participant’s jurisdiction(s). If the maximum rate is used, the Participant may receive a refund of any over-withheld amount in cash from the Company or the Employer and will have no entitlement to the equivalent amount in Stock or, if not refunded, the Participant may be able to seek a refund from the local tax authorities. Further, if the obligation for the Tax-Related Items is satisfied by withholding in Underlying Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Underlying Shares subject to the exercised Option, notwithstanding that a number of the Underlying Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.
6. Non-assignability of Option. This Option shall not be assignable or transferable by the Participant except by will or by the laws of descent and distribution or as permitted by the Committee in its discretion pursuant to the terms of the Plan. During the life of the Participant, this Option shall be exercisable only by the Participant, by a conservator or guardian duly appointed for the Participant by reason of the Participant’s incapacity or by the person appointed by the Participant in a durable power of attorney acceptable to the Company’s counsel.

7. Compliance with Securities Act; Lock-Up Agreement. The Company shall not be obligated to sell or issue any shares of Stock or other securities pursuant to the exercise of this Option unless the shares of Stock or other securities with respect to which this Option is being exercised are at that time effectively registered or exempt from registration under the Securities Act and applicable federal, state, local, provincial or foreign securities, exchange control and other laws and in compliance with all applicable requirements of any stock exchange or national market system on which the Stock may be listed. In the event shares or other securities shall be issued that shall not be so registered, the Participant hereby represents, warrants and agrees that the Participant will receive such shares or other securities for investment and not with a view to their resale or distribution, and will execute an appropriate investment letter satisfactory to the Company and its counsel. The Participant further hereby agrees that as a condition to the purchase of shares upon exercise of this Option, the Participant will execute an agreement in a form acceptable to the Company to the effect that the shares shall be subject to any underwriter’s lock-up agreement in connection with a public offering of any securities of the Company that may from time to time apply to shares held by officers and employees of the Company, and such agreement or a successor agreement must be in full force and effect.
8. Legends. The Participant hereby acknowledges that the stock certificate or certificates (or entries in the case of book entry form) evidencing shares of Stock or other securities issued pursuant to any exercise of this Option may bear a legend (or provide a restriction) setting forth the restrictions on their transferability described in Section 7 hereof, if such restrictions are then in effect.
9. Rights as Stockholder. The Participant shall have no rights as a stockholder with respect to any shares covered by this Option until the date of issuance of a stock certificate (or appropriate entry is made in the case of book entry form) to the Participant for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued (or appropriate entry is made in the case of book entry form).
10. Effect Upon Employment and Performance of Services. Nothing in this Option or the Plan shall be construed to impose any obligation upon the Company or any subsidiary to employ or utilize the services of the Participant or to retain the Participant in its employ or to engage or retain the services of the Participant.
11. Time for Acceptance. Unless the Participant shall evidence his or her acceptance of this Option by electronic or other means prescribed by the Committee within sixty (60) days after its delivery, the Option shall be null and void (unless waived by the Committee).
12. Notice of Disqualifying Disposition. If the “Grant Type” shown in the Customizing Information indicates that the Option is an Incentive Stock Option, the Participant agrees to notify the Company promptly in the event that the Participant sells, transfers, exchanges or otherwise disposes of any shares of Stock issued upon exercise of the Option before the later of (a) the second anniversary of the date of grant of the Option and (b) the first anniversary of the date the shares were issued upon his or her exercise of the Option.

13. Breach of Restrictive Covenants. In the event that the Participant breaches any confidentiality, inventions, non-solicitation and/or non-competition agreement with the Company and such agreement is permitted by applicable laws, (i) the Participant shall forfeit (and shall not vest in) the Option and (ii) the Participant shall pay to the Company an amount equal to the excess of the Fair Market Value of the Stock as of the date of exercise over the price paid for such shares; provided, however, that the Committee in its discretion may release the Participant from the requirement to make such payment, if the Committee determines that the Participant’s breach of such agreement is not inimical to the best interests of the Company. In accordance with applicable law, the Company may deduct the amount of payment due under the preceding sentence from any compensation or other amount payable by the Company to the Participant. For purposes of this Section 13, the term “Company” refers to the Company as defined in the last sentence of Section 1 of the Plan.
14. Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
15. Company Clawback Policy; Recoupment Requirements. This Option shall be subject to any applicable clawback or recoupment policies, share trading policies, corporate governance standards and other policies that may be implemented by the Board from time to time, in accordance with applicable law. Notwithstanding anything in this Option Agreement to the contrary, the Participant acknowledges and agrees that this Option Agreement and the award described herein are (a) subject to the terms and conditions of the Company’s clawback or similar compensation recoupment policy as may be in effect from time to time, and (b) subject to deduction, recoupment or forfeiture to the extent required to comply with any recoupment requirement imposed under applicable laws, rules, regulations or stock exchange listing standards, any of which could in certain circumstances require repayment or forfeiture of the Option or other cash or property received with respect to the Option (including any value received from a disposition of the Option). In order to satisfy any recoupment obligations arising under the Company’s compensation clawback policy or otherwise under applicable laws, rules, regulations or stock exchange listing standards, among other things, the Participant expressly and explicitly authorizes the Company to issue instructions on the Participant’s behalf to any brokerage firm or stock plan service provider engaged by the Company to hold any shares of Stock or other amounts acquired pursuant to the Option to re-convey, transfer or otherwise return such shares and/or other amounts to the Company upon the Company’s enforcement of the compensation clawback or similar policy or any other recoupment obligations.
16. Nature of Award. By accepting this Option, the Participant acknowledges, understands and agrees that:

(a)    the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan and this Option Agreement;
(b)    the grant of this Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards under the Plan or benefits in lieu of Plan awards, even if Options or other Plan awards have been granted in the past;
(c)    all decisions with respect to future Option grants or Plan awards will be at the sole discretion of the Committee;
(d)    the Participant is voluntarily participating in the Plan;
(e)    the future value of shares of Stock underlying the Option is unknown and cannot be predicted with certainty;
(f)    if the underlying shares of Stock do not increase in value, the Option, as measured by the difference between the fair market value of the Stock and the Grant Price, will have no value;
(g)    if the Participant exercises the Option and acquires shares of Stock, the value of such shares may increase or decrease in value;
(h)    if the Participant resides and/or works outside the United States, the following additional provisions shall apply:
(i)    the Option and any shares of Stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension or retirement rights or compensation;
(ii)    the Option and any shares of Stock acquired under the Plan, and the income from and value of same, do not constitute compensation of any kind for services of any kind rendered to the Company and/or any subsidiary thereof and are outside the scope of the Participant’s employment contract, if any;
(iii) the Option and any shares of Stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary, including, but not limited to, for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, service awards, pension or retirement or welfare benefits or similar payments unless such other arrangement explicitly provides to the contrary;
(iv)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from a termination of the Relationship (for any reason and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment or service agreement, if any) or enforcement of any applicable clawback policy or recoupment requirements applicable to the Option or the Underlying Shares or other benefits or payments related to the Option; and
(v)    the Company shall not be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States dollar that may affect the value of the Option or any amounts due pursuant to the exercise of the Option or the subsequent sale of any Underlying Shares acquired upon settlement.
17. General Provisions.
(a)    Amendment; Waivers. This Option Agreement, including the Plan, contains the full and complete understanding and agreement of the parties hereto as to the subject matter hereof, and except as otherwise permitted by the express terms of the Plan, this Option Agreement and applicable law, it may not be modified or amended nor may any provision hereof be waived without a further written agreement duly signed by each of the parties; provided, however, that a modification or amendment that does not materially diminish the rights of the Participant hereunder, as they may exist immediately before the effective date of the modification or amendment, shall be effective upon written notice of its provisions to the Participant, to the extent permitted by applicable law. The waiver by either of the parties hereto of any provision hereof in any instance shall not operate as a waiver of any other provision hereof or in any other instance. The Participant shall have the right to receive, upon request, a written confirmation from the Company of the Customizing Information.
(b)    Binding Effect. This Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.
(c)    Governing Law and Venue. This Option Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the principles of conflicts of law. Unless the Participant is subject to a mutual agreement to arbitrate with the Company, the Participant agrees to institute any legal action or legal proceeding relating to the Option Agreement or the Plan in Boston Municipal Court, Massachusetts, or in federal court in Boston, Massachusetts, United States of America, and no other courts, where this grant is made and/or to be performed. The Participant agrees to submit to the jurisdiction of and agrees that venue is proper in the aforesaid courts in any such action or proceeding and waives, to the fullest extent permitted by law, any objection that the laying of venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum.

(d)    Construction. This Option Agreement is to be construed in accordance with the terms of the Plan. In case of any conflict between the Plan and this Option Agreement, the Plan shall control. The titles of the sections of this Option Agreement and of the Plan are included for convenience only and shall not be construed as modifying or affecting their provisions. Capitalized terms not defined herein shall have the meanings given to them in the Plan.
(e)    Language. The Participant acknowledges that the Participant is sufficiently proficient in English or has consulted with an advisor who is sufficiently proficient in English, so as to understand the terms and conditions of the Option Agreement. If the Participant receives this Option Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(f)    Data Privacy Notice and Consent. The Company is located in the United States of America and grants Option awards under the Plan to employees of the Company and its subsidiaries in its sole discretion. In conjunction with the Company’s grant of the Option under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Data Activities”). In accepting the grant of the Option, the Participant expressly and explicitly consents to the Personal Data Activities as described herein.
(i)    Data Collection, Processing and Usage. The Company collects, processes and uses the Participant’s personal data, including the Participant’s name, home address, email address, and telephone number, date of birth, social insurance/passport number or other identification number (e.g. resident registration number), salary, citizenship, job title, any shares of Stock or directorships held in the Company, and details of all Option awards or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer (“Personal Information”). In granting the Option under the Plan, the Company will collect the Participant’s Personal Information for purposes of allocating shares of Stock and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and usage of the Participant’s Personal Information is the Participant’s consent.
(ii)    Stock Plan Administration Service Provider. The Company transfers the Participant’s Personal Information to Fidelity Stock Plan Services LLC, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share the Participant’s Personal Information with another company that serves in a similar manner. The Stock

Plan Administrator will open an account for the Participant to receive and trade shares of Common Stock acquired under the Plan. The Participant will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to the Participant’s ability to participate in the Plan.
(iii)     International Data Transfers. The Company and the Stock Plan Administrator are based in the United States. The Participant should note that the Participant’s country of residence may have enacted data privacy laws that are different from the United States. The Company’s legal basis for the transfer of the Participant’s Personal Information to the United States is the Participant’s consent.
(iv)     Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant’s participation in the Plan and the Participant’s grant of consent is purely voluntary. The Participant may deny or withdraw the Participant’s consent at any time. If the Participant does not consent, or if the Participant later withdraws the Participant’s consent, the Participant may be unable to participate in the Plan. This would not affect the Participant’s existing employment or salary; instead, the Participant merely may forfeit the opportunities associated with the Plan.
(v)     Data Subject Rights. The Participant may have a number of rights under the data privacy laws in the Participant’s country of residence. For example, the Participant’s rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in the Participant’s country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of the Participant’s Personal Information. To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights, the Participant should contact the Participant’s local human resources department.
(g)    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Option and on any underlying shares of Stock to the extent the Company determines it is necessary or advisable for legal or administrative reasons and provided the imposition of the term or condition will not result in any adverse accounting expense to the Company, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
(d)No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition of sale of Stock. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.
(e)Severability. The provisions of this Option Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
(f)Insider Trading/Market Abuse. The Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including, but not limited to the United States and the Participant’s country, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of shares of Stock or rights to shares of Stock (e.g., Options) or rights linked to the value of shares of Stock during such times as the Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in the applicable jurisdictions. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. The Participant is responsible for complying with any applicable restrictions and should consult with the Participant’s personal legal advisor on this matter.

IRON MOUNTAIN INCORPORATED
Iron Mountain Incorporated 2014 Stock and Cash Incentive Plan
Stock Option Schedule
Participant Name
Employee ID

In accordance with the Stock Option Agreement, of which this Stock Option Schedule is a part (which together, constitute the “Option Agreement”), the Company hereby grants to Participant Name (the “Participant”) the following Option to purchase shares of Stock:

Grant Date:                Grant Date
Grant Type:                Grant Type
Shares Granted:             Number of Awards Granted
Grant Price:                Grant Price
Expiration Date:            Expiration Date
Vesting Schedule:            Vesting Schedule

ACCEPTANCE BY PARTICIPANT
IN WITNESS WHEREOF, the Company has caused this Option Document to be issued as of the date set forth above.
Acceptance Date
Electronic Signature

Version 6 – Stock Option Award Agreement 2/4/2025
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